Contacts:

William “BJ” Santiago	Michael J.Porter
President & Chief Executive Officer	President
GlobalWise Investments, Inc.	Porter, LeVay & Rose, Inc.
contact@globalwiseinvestments.com	mike@plrinvest.com
614-388-8909	212-564-4700

Exhibit 99.1

FOR IMMEDIATE RELEASE

GLOBALWISE INVESTMENTS REPORTS FINANCIAL RESULTS

FOR FIRST QUARTER 2013

COLUMBUS, OH—(May 6, 2013)-- GlobalWise Investments, Inc. (OTCBB: GWIV) (OTCQB: GWIV) (the “Company” or “GlobalWise”) (www.GlobalWiseInvestments.com), a leading-edge technology company focused on the design, implementation and management of cloud-based Enterprise Content Management (“ECM”) systems in both the public and private sectors, announced financial results for the first quarter ended March 31, 2013.

The company's total revenues for the three months ended March 31, 2013 were $354,871 as compared to $360,328 for the three months ended March 31, 2012, representing a decrease of 2%. The slight decrease in total revenues year-over-year is attributable primarily to the delay in closing several major agreements generated by our expanded sales channel partners, as well as lower revenue from consulting projects during the current quarter. Gross profits were $175,387 for the three months ended March 31, 2013 as compared to $56,381 for the three months ended March 31, 2012, representing an increase of 211%. The improvement in gross profits was due to the decrease in total cost of revenues, one particular example is the decrease in third-party hardware sales that had little to no margin.

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GlobalWise’s cost of revenues were $179,484 and $303,947 for the three months ended March 31, 2013 and 2012, respectively, representing a decrease of 41%. The lower cost of revenues is primarily attributable to less conversion projects and hardware sales, which are third party costs.

Gross margins were 49% and 16% for the three months ended March 31, 2013 and 2012, respectively, an increase of 33%. The gross margin increase is again a result of the decrease in total cost of revenues.

Total operating expenses for the three months ended March 31, 2013 were $801,275 as compared to $1,148,905 during the three months ended March 31, 2012, representing a decrease of 30%. The decrease in operating expenses is primarily due to legal, consulting and professional fees related to the Share Exchange and reverse merger consummated during the first quarter of 2012, the corresponding costs of operating and reporting as a public company, and the on-boarding of additional personnel which were incurred during that period.

GlobalWise reported a loss from operations of $625,888 for the three months ended March 31, 2013, compared to a loss of $1,092,524 for the three months ended March 31, 2012. The loss is attributable primarily to lower revenues and the deferment of software licenses with professional services revenues which will be recognized in subsequent reporting periods. The Company’s operating loss decreased 43%, primarily due to lower expenses and the implementation of cost-savings initiatives during the year.

GlobalWise reported a net loss of $671,797 and $1,147,873 for the three months ended March 31, 2013 and 2012, respectively, representing a decrease in net operating loss of 42%. The lower net operating loss for the current quarter reflects the absence of $305,000 in costs associated with the Share Exchange and reverse merger which were incurred during 2012.

As of March 31, 2013 GlobalWise had $1,363,552 in cash compared to $140,510 at March 31, 2012. The increase in cash is a result of the Company’s financing activities during the first quarter, which raised net proceeds of $2,731,021. For the three months ended March 31, 2013, cash from non-financing activities was $850,870 as a result of the conversion of equity during the period. GlobalWise initiated a debt reduction initiative in September 2012, which has reduced the Company’s debt by 49% through March 31, 2013.

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Mr. William J. "BJ" Santiago, Chief Executive Officer of GlobalWise, stated, "In the first quarter of 2013 we reached a significant milestone in completing our first major financing. We believe this financing helps us to, among other things, expand our global channel sales distribution model and expedite our strategies of servicing the small-to-medium (SMB) business sectors world-wide and generate greater revenue in the coming quarters in fiscal 2013.”

“With the Intellivue™ solution now fully cloud-enabled, coupled with the addition of three more industry leading channel sales partners in Q1 that included two Fortune 500 companies located in Palo Alto, CA and Irvine, CA respectively, and Muratec America, Inc. (www.muratec.com), a division of Muratec Murata Machinery, LTD, a $3.4 billion private Japanese machinery company,” Mr. Santiago continued, “we now have immediately expanded our prospect pool to over 8.5 million companies that may be introduced to the Intellivue™ solution this fiscal year. Because the Intellivue™ solution can be delivered virtually anywhere in the world, we expect to leverage our continued expansion of global channel partners and remain laser focused on providing our ECM cloud-based solution to the underserved SMB market worldwide.”

About GlobalWise Investments, Inc.

GlobalWise Investments, Inc., via its wholly owned subsidiary Intellinetics, Inc., is a Columbus, Ohio, based Enterprise Content Management (ECM) pioneer with industry-leading software that delivers cloud based ECM solutions on-demand. The Company's flagship platform, Intellivue™, represents a new industry benchmark and game-changing solution by enabling clients to access and manage the content of every scanned document, file, spreadsheet, email, photo, audio file or video tape -- virtually anything that can be digitized -- in their enterprise from any PC, laptop, tablet or smartphone from anywhere in the world.

For additional information, please visit the Company's corporate website:www.GlobalWiseInvestments.com

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Forward Looking Statements

This press release may contain "forward-looking statements." Expressions of future goals and similar expressions reflecting something other than historical facts are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. These forward-looking statements may include, without limitation, statements about our market opportunity, strategies, competition, expected activities and expenditures as we pursue our business plan. Although we believe that the expectations reflected in any forward-looking statements are reasonable, we cannot predict the effect that market conditions, customer acceptance of products, regulatory issues, competitive factors, or other business circumstances and factors described in our filings with the Securities and Exchange Commission may have on our results. The - company undertakes no obligation to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this press release.

(FINANCIAL TABLES TO FOLLOW)

GLOBALWISE INVESTMENTS, INC. and SUBSIDIARY

Condensed Consolidated Balance

ASSETS

	(unaudited)
	March 31,	December 31,
	2013	2012
Current assets:
Cash	$1,363,552	$46,236
Accounts receivable, net	428,155	332,413
Prepaid expenses and other current assets	55,448	40,026
Total current assets	1,847,155	418,675

Property and equipment, net	56,393	58,129
Other assets	35,160	37,239

Total assets	$1,938,708	$514,043

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities:
Accounts payable and accrued expenses	$501,863	$1,143,265
Derivative liability	-	15,470
Deferred revenues	539,563	571,268
Convertible note payable, net of discount	-	107,518
Notes payable - current	186,076	563,009
Notes payable - related party - current	255,415	95,000
Other short-term liabilities - related parties	54,927	-
Total current liabilities	1,537,844	2,495,530

Long-term liabilities:
Deferred compensation	319,163	309,740
Notes payable - net of current portion	1,402,922	1,509,265
Notes payable - related party - net of current portion	-	369,415
Deferred interest expense	52,065	41,440
Other long-term liabilities - related parties	-	72,033

Total long-term liabilities	1,774,150	2,301,893

Total liabilities	3,311,994	4,797,423

Stockholders' deficit:
Common stock, $0.001 par value, 50,000,000 shares authorized; 47,362,047 and 36,490,345 shares issued and outstanding at March 31, 2013 and December 31, 2012, respectively	54,363	36,492
Additional paid-in capital	4,912,814	1,348,794
Accumulated deficit	(6,340,463)	(5,668,666)
Total stockholders' deficit	(1,373,286)	(4,283,380)
Total liabilities and stockholders' deficit	$1,938,708	$514,043

GLOBALWISE INVESTMENTS, INC. and SUBSIDIARY

Condensed Consolidated Statements of Operations

For the Three Months Ended March 31, 2013

(Unaudited)

	For the Three Months Ended March 31,
	2013	2012
Revenues:
Sale of software licenses without professional services	$8,660	$21,739
Sale of software licenses with professional services	-	19,992
Software as a service	3 4,790	29,041
Software maintenance services	223,464	177,451
Consulting services	87,957	112,105

Total revenues	354,871	360,328

Cost of revenues:
Sale of software licenses without professional services	6,369	17,205
Sale of software licenses with professional services	114,936	153,626
Software as a service	6 ,909	6,530
Software maintenance services	27,950	24,880
Consulting services	23,320	101,706

Total cost of revenues	179,484	303,947

Gross profit	1 75,387	56,381

Operating expenses:
General and administrative	568,148	820,220
Sales and marketing	227,783	321,895
Depreciation	5,344	6,790

Total operating expenses	801,275	1,148,905

Loss from operations	(625,888)	(1,092,524)

Other income (expenses)
Derivative gain	15,470	-
Interest expense, net	(61,379)	(55,349)

Total operating expenses	(45,909)	(55,349)

Net loss	$(671,797)	$(1,147,873)

Basic and diluted net loss per share	(0.02)	(0.04)

Weighted average number of common shares outstanding - basic and diluted	39,620,613	30,588,213